DocuSign Envelope ID: FAFB2E4D-F95F-48EE-83E1-F5EBFB0AF189

Exhibit 99.1

RP® FINANCIAL, LC.

Advisory | Planning | Valuation

May 11, 2021

Mr. Carlos P. Naudon

President and Chief Operating Officer PDL Community Bancorp / Ponce Bank 2244 Westchester Avenue

Bronx, NY 10462

Dear Mr. Naudon:

This letter sets forth the agreement between Ponce Bank, Bronx, New York (the “Bank”), a federally-chartered bank wholly-owned by PDL Community Bancorp (“Bancorp”), which in turn is majority-owned by Ponce Bank Mutual Holding Company, a mutual holding company (the “MHC”), collectively “PDLB” or the “Company,” and RP® Financial, LC. (“RP Financial”), whereby RP Financial will provide the independent conversion appraisal services in conjunction with PDLB’s second step conversion offering.

The scope, timing and fee structure for these appraisal services are described below. These appraisal services will be directed by the undersigned, with the assistance of Gregory E. Dunn, Director of RP Financial, and other consulting staff.

Description of Appraisal Services

Pursuant to this appraisal engagement, RP Financial will conduct financial due diligence of PDLB, including senior management interviews and a review of historical and pro forma financial information to be included in the prospectus and other related documents. This review provides necessary insight into operations, financial condition, profitability, market area, risks, strategic plan and other matters for the purpose of determining the pro forma market value.

RP Financial will prepare a detailed written valuation report of the Company consistent with applicable regulatory appraisal guidelines and standard pro forma valuation practices. The appraisal report will include an analysis of the Company’s financial condition and operating results, as well as an assessment of interest rate, credit, liquidity, and other key risks. The appraisal report will incorporate an evaluation of the Company’s business strategies, recent and pending transactions, market area, future prospects, and intended use of offering proceeds. RP Financial will select a peer group of relatively comparable public banking companies for the purpose of determining appropriate valuation adjustments based on key fundamental characteristics of the Company and the public peer group.

We will review pertinent sections of the Company’s prospectus and conduct discussions with representatives of the Company and its other conversion advisors to obtain necessary data and information for the appraisal report, including key deal elements such as dividend policy, use of proceeds, reinvestment rate, tax rate, offering expenses, characteristics of stock plans, and, to the extent appropriate, other matters.

Washington Headquarters

1311-A Dolley Madison Blvd., Suite 2ADirect: (703) 647-6543

McLean, VA 22101Cell: (703) 989-4665

www.rpfinancial.comrriggins@rpfinancial.com

DocuSign Envelope ID: FAFB2E4D-F95F-48EE-83E1-F5EBFB0AF189

Mr. Carlos P. Naudon May 11, 2021

The original appraisal report and required interim appraisal update reports will conclude with a pro forma midpoint market value that will establish the resulting valuation and offering ranges consistent with the conversion regulations.

The original appraisal may be periodically updated, subject to Company authorization, including one potential update prior to the prospectus being declared effective and the required update at the close of the offering. In the event of a syndicated community offering, it may be necessary to prepare an update reflecting the close of the subscription offering and prior to the pricing phase of the syndicated community offering. Updates may also be required if significant changes in the Company’s financial characteristics or the stock market environment impacts the appraised value. It is typical that there are two updates but as many as three or four updates may be required if there is a syndicated community offering and/or if there are significant changes in the Company’s financial characteristics and/or the stock market environment.

RP Financial agrees to deliver the original appraisal report and updates, in writing, to the Company at the above address. Upon authorization by the Company, updates will be filed promptly with the regulatory agencies reflecting the circumstances that require such updates.

RP Financial will present the appraisal report and subsequent updates to the Company’s Board, as appropriate, with such review including the appraisal methodology, valuation adjustments, peer group selection and key assumptions. Such presentation may be made telephonically or by videoconference, especially if travel is unsafe, impractical or prohibited during the current pandemic.

Fee Structure and Payment Schedule

The Company agrees to pay RP Financial the following fees for preparation and delivery of the original appraisal report and subsequent appraisal update reports:

•	$15,000 upon execution of this letter of agreement engaging RP Financial’s appraisal services;

•	$110,000 upon RP Financial’s delivery of the original appraisal report to accompany the filing of the regulatory application;

•	$20,000 upon delivery of the first update, reflecting the updated financial statements incorporated into the prospectus, as authorized by the Company; and

•	$15,000 upon delivery of each subsequent appraisal update, as authorized by the Company.

The Company also agrees to reimburse RP Financial for reasonable out-of-pocket expenses incurred in preparation of the original appraisal and subsequent updates. Such out-of- pocket expenses will likely include printing, communications, shipping, computer, and data services, and will not exceed $10,000 in the aggregate without the Company’s authorization to exceed this level. If RP Financial is required to travel to the Company’s offices for meetings, the

DocuSign Envelope ID: FAFB2E4D-F95F-48EE-83E1-F5EBFB0AF189

Mr. Carlos P. Naudon May 11, 2021

Company will also reimburse RP Financial’s direct costs for such travel, and such costs will not be subject to the reimbursable expense cap noted above. It is understood that if it is unsafe to travel or there if there are prohibitions from traveling to the Company’s offices for meetings during the current pandemic, RP Financial will conduct meetings with Company by telephone or videoconference.

In the event the Company shall, for any reason, discontinue the second step conversion prior to delivery of the completed original appraisal report or subsequent updates and payment of the corresponding fees, the Company agrees to compensate RP Financial according to RP Financial’s standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after applying full credit to the initial engagement fee towards such payment, together with reasonable out-of-pocket expenses, subject to the cap on such expenses as set forth above. RP Financial’s standard billing rates range from $75 per hour for research associates to $500 per hour for managing directors.

If unforeseen events occur that materially change the nature or content of the appraisal services described herein, the terms of this engagement shall be subject to renegotiation by the Company and RP Financial. Such unforeseen events may include, but not be limited to: material changes to the structure of the conversion, conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals; material changes in management or procedures, operating policies or philosophies; and/or excessive delays or suspension of regulatory processing of the application such that completion of the conversion requires the preparation of a new appraisal.

Covenants, Representations and Warranties

The Company and RP Financial agree to the following:

1.The Company agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include, but not be limited to: annual audited financial statements, unaudited internal financial and other management reports, quarterly securities and regulatory filings, business plan and budget, recent and pending material agreements and pro forma impact, debt and preferred stock instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses, financial and other reports pertaining to the activities of the Company’s two wholly-owned subsidiaries, the Bank and Mortgage World Bankers, Inc., financial and other reports pertaining to the Bank’s activities as a designated Minority Depository Institution (“MDI”) and a Community Development Financial Institution (“CDFI”), and other corporate books and records pertaining to the Company’s organization and operations. All information provided by the Company to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the conversion is not consummated or the services of RP Financial are terminated hereunder, RP Financial shall promptly return to the Company the original and any copies of such information.

DocuSign Envelope ID: FAFB2E4D-F95F-48EE-83E1-F5EBFB0AF189

Mr. Carlos P. Naudon May 11, 2021

2.RP Financial represents that it will comply with any and all federal, state and local laws, regulations and ordinances governing or relating to the privacy, security, confidentiality or integrity of personal information, data, and confidential information (“Privacy Laws”). RP Financial shall implement such physical, administrative, and technical safeguards as shall be necessary to ensure the security and confidentiality of any personal information, data, and confidential information it receives, including maintaining written policies and procedures detailing its compliance with any applicable Privacy Laws. Such written policies and procedures shall be made available to the Company for review upon request. The Company represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Company’s knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or in response to informational requests by RP Financial fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

3.(a) The Company agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective members, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as “RP Financial”), from and against any and all losses, claims, damages and liabilities (including, but not limited to, reasonable attorneys’ fees, and all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Company to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Company to RP Financial; or (iii) any action or omission to act by the Company, or the Company’s respective officers, directors, employees or agents, which action or omission is undertaken in bad faith or is negligent. The Company will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Reasonable time devoted by RP Financial to situations for which RP Financial is deemed entitled to indemnification hereunder, shall be an indemnifiable cost payable by the Company at the normal hourly professional rate chargeable by such employee.

Notwithstanding anything in this agreement to the contrary, RP Financial shall notify the Company immediately via telephone, to be followed up in writing, of any actual, suspected, or threatened security incident involving confidential information, and shall cooperate fully in investigating and responding to each successful or attempted security breach. RP Financial will defend, indemnify and hold the Company harmless from and against all third party claims, losses, damages and liabilities arising out of a security breach and shall pay for all costs associated with responding to such breach, including without limitation, all legal, forensic, public relations, consultancy and other expert fees incurred by Bank, the costs of any and all notifications that Bank sends to individuals whose information was affected by any incident, and the cost of an annual credit monitoring services subscription for all such individuals.

DocuSign Envelope ID: FAFB2E4D-F95F-48EE-83E1-F5EBFB0AF189

Mr. Carlos P. Naudon May 11, 2021

(b)RP Financial shall give written notice to the Company of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which RP Financial intends to base a claim for indemnification hereunder, including the name of counsel that RP Financial intends to engage in connection with any indemnification related matter. In the event the Company elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, the Company shall not be obligated to make payments under Section 3(c), but RP Financial will be entitled to be paid any amounts payable by the Company hereunder within five days after the final non-appealable determination of such contest either by written acknowledgement of the Company or a decision of a court of competent jurisdiction or alternative adjudication forum, unless it is determined in accordance with Section 3(c) hereof that RP Financial is not entitled to indemnity hereunder. If the Company does not so elect to contest a claim for indemnification by RP Financial hereunder, RP Financial shall (subject to the Company’s receipt of the written statement and undertaking under Section 3(c) hereof) be paid promptly and in any event within thirty days after receipt by the Company of detailed billing statements or invoices for which RP Financial is entitled to reimbursement under Section 3(c) hereof.

(c)Subject to the Company’s right to contest under Section 3(b) hereof, the Company shall pay for or reimburse the reasonable expenses, including reasonable attorneys’ fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Company: (1) a written statement of RP Financial’s good faith belief that it is entitled to indemnification hereunder; (2) a written undertaking to repay the advance if it ultimately is determined in a final, non-appealable adjudication of such proceeding that it or he is not entitled to such indemnification; and (3) a detailed invoice of the expenses for which reimbursement is sought.

(d)In the event the Company does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

This agreement constitutes the entire understanding of the Company and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the State of New York. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

The Company (inclusive of its subsidiaries) and RP Financial are not affiliated, and neither the Company nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. RP Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations of the federal banking agencies or otherwise prohibit or restrict in anyway RP Financial from serving in the role of independent appraiser for the Company.

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DocuSign Envelope ID: FAFB2E4D-F95F-48EE-83E1-F5EBFB0AF189

Mr. Carlos P. Naudon May 11, 2021

Please acknowledge your agreement to the foregoing by signing below and returning to RP Financial a signed copy of this letter, together with the engagement fee of $15,000.

Sincerely,

Ronald S. Riggins

President and Managing Director

Agreed to and Accepted by:Carlos P. Naudon

President and Chief Operating Officer For: Ponce Bank, subsidiary of PDL Community Bancorp

Date Executed: